Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 28, 2014 (February 27, 2015 as to the effects of the revision discussed in Note 1 and discontinued operations discussed in Note 3), relating to the consolidated financial statements of MSCI Inc. included in the Annual Report on Form 10-K of MSCI Inc. for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

August 4, 2015